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                                                                     Exhibit 3.2
                                                        [EXCHANGEABLE PREFERRED]

                           CERTIFICATE OF DESIGNATION


              e.spire Communications, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation by the Corporation's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, acting at a meeting of the board held on September 5, 2000, duly approved and adopted the following resolution (hereinafter, this "Certificate of Designation"):

              RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue by the Corporation, out of the authorized but unissued shares of Preferred Stock, par value $1.00 per share, [50,000] shares of Exchangeable Preferred Stock (the "Exchangeable Preferred Stock") with a stated value (the "Stated Value") of $1,000 per share. The Exchangeable Preferred Stock shall have the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions that are set forth in the Certificate of Incorporation and in this resolution as follows:

              1.     Certain Definitions

              Unless the context otherwise requires, each of the terms defined in this Section 1 shall have, for all purposes of this Certificate of Designation, the meaning herein specified (with terms defined in the singular having comparable meanings when used in the plural):

              "Accreted Amount" has the meaning set forth in Section 4 below.

              "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such other Persons merging with or into or becoming a Subsidiary of such specified Person.

              "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; provided that each Unrestricted Subsidiary shall be deemed to be an Affiliate of the


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Corporation and of each other Subsidiary of the Corporation; provided, further, that neither the Corporation nor any of its Restricted Subsidiaries shall be deemed to be Affiliates of each other; and provided, further, that any lender under the Secured Credit Facility and its Affiliates shall not be deemed to be Affiliates of the Corporation or any Restricted Subsidiary solely as a result of the existence of the Secured Credit Facility or their holdings of Capital Stock of the Corporation or any Restricted Subsidiary acquired in connection with the Secured Credit Facility. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "under common control with" and "controlled by"), and as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

              "Annualized Pro Forma EBITDA" means with respect to any Person, such Person's Pro Forma EBITDA for the latest fiscal quarter for which internal financial statements are then available multiplied by four.

              "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, by way of consolidation or merger, but excluding by means of any Sale and Leaseback Transaction or by the granting of a Lien permitted under the definition of "Permitted Liens" herein) by such Person or any of its Restricted Subsidiaries to any Person other than the Corporation or a Restricted Subsidiary of the Corporation, in one transaction, or a series of related transactions (each hereinafter referred to as a "Disposition"), of property or assets of such Person or any of its Restricted Subsidiaries, the Fair Market Value of which exceeds $2.0 million, other than (i) a Disposition of property in the ordinary course of business consistent with industry practice and (ii) a Disposition by the Corporation in connection with a transaction permitted under Section 8(b) hereof.

              "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction of any Person, as at the time of determination, the greater of (i) the capitalized amount in respect of such transaction that would appear on the balance sheet of such Person in accordance with GAAP and (ii) the present value (discounted at a rate consistent with accounting guidelines, as determined in good faith by such Person) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).

              "Board of Directors" means the Board of Directors of the Corporation.


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              "Business Day" means any day other than a Saturday, a Sunday or any day on which banking institutions in New York, New York, are required or authorized by law or other governmental action to be closed.

              "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

              "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Indebtedness convertible into an equity interest), warrants or option to acquire an equity interest in such Person.

              "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit of any commercial bank organized in the United States of America having capital and surplus in excess of $500 million with a maturity date not more than one year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof within ninety days after the date of acquisition thereof, and, at the time of acquisition, having a rating of A or better from Standard & Poor's Ratings Group ("Standard & Poor's") or A-2 or better from Moody's Investors Service, Inc. ("Moody's"), (v) commercial paper issued by the parent corporation of any commercial bank organized in the United States of America having capital and surplus in excess of $500 million and commercial paper issued by others having one of the two highest ratings obtainable from either Standard & Poor's or Moody's and in each case maturing within ninety days after the date of acquisition, (vi) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States of America having capital and surplus in excess of $500 million, (vii) deposits available for withdrawal on demand with a commercial bank organized in the United States of America having capital and surplus in excess of $500 million and (viii) investments in money market funds substantially all of whose assets comprise securities of the type described in clauses (i) through (vi).

              "Closing" has the meaning set forth in Section 5 below.


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              "Commission" means the Securities and Exchange Commission.

              "Committed Preferred" has the meaning set forth in the Goldman Facility.

              "Common Stock" means the Common Stock, par value $.01 per share, of the Corporation.

              "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, (A) the sum of (i) the aggregate amount of cash and non-cash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (v) any amortization of debt discount, (w) net costs associated with Interest Hedging Obligations (including any amortization of discounts), (x) the interest portion of any deferred payment obligation, (y) all accrued interest and (z) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptances or similar facilities) paid or accrued, or scheduled to be paid or accrued, during such period; (ii) dividends or distributions with respect to preferred stock or Disqualified Stock of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) declared and payable in cash; (iii) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP; (iv) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (v) to the extent any Indebtedness of any other Person is Guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued, by such other Person during such period attributable to any such Indebtedness, less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its Restricted Subsidiaries prior to its stated maturity, in the case of both (A) and (B) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP.

              "Consolidated Leverage Ratio" means, for any Person, as of any date, the ratio of (i) the sum of the aggregate outstanding amount of all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP to (ii) the Annualized Pro Forma EBITDA of such Person.

              "Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or net loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP, provided that there shall be excluded therefrom, without duplication, (i) all items classified as extraordinary, (ii) any net income of any Person other than such Person


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and its Restricted Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to such Person or its Restricted Subsidiaries by such other Person during such period; (iii) the net income of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling of interests transaction for any period prior to the date of the related acquisitions; (iv) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan; (v) net gains (but not net losses) in respect of Asset Sales by such Person or its Restricted Subsidiaries (vi) the net income (but not net loss) of any Restricted Subsidiary of such Person to the extent that the payment of dividends or other distributions to such Person is restricted by the terms of its charter or any agreement, instrument, contract, judgment, order, decree, statute, rule, governmental regulation or otherwise, except for any dividends or distributions actually paid by such Restricted Subsidiary to such Person; (vii) with regard to a non-wholly owned Restricted Subsidiary, any aggregate net income (or loss) in excess of such Person's or such Restricted Subsidiary's pro rata share of such non-wholly owned Restricted Subsidiary's net income (or loss); and (viii) the cumulative effect of changes in accounting principles.

              "Credit Agreement" means, with respect to any Person, any agreement entered into by and among such Person and one or more commercial banks or financial institutions, providing for senior term or revolving credit borrowings of a type similar to credit agreements typically entered into by commercial banks and financial institutions, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and related agreements may be amended, extended, refinanced, renewed, restated, replaced or refunded from time to time.

              "DGCL" shall mean the Delaware General Corporation Law, as amended.

              "Disqualified Stock" means any Capital Stock (other than the 14.75% Preferred Stock and the 12.75% Preferred Stock) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, or otherwise, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, or is exchangeable for Indebtedness at any time, in whole or in part, on or prior to the date of the exchange of Exchangeable Preferred Stock hereunder.

              "EBIT" means the amount calculated in the same manner as EBITDA, but not including clauses (iii) and (iv) of the definition thereof.

              "EBITDA" means, with respect to any Person for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense, (ii) income tax expense (iii) depreciation expense, (iv) amortization expense, (v) any non-cash


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expense related to the issuance to employees of such Person of options to purchase Capital Stock of such Person and (vi) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity and minus, to the extent reflected in such income statement, any non-cash credits that had the effect of increasing Consolidated Net Income of such Person for such period.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

              "Exchange Notice" has the meaning set forth in Section 5 below.

              "Exchange Rate Obligation" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, designed to provide protection against fluctuations in currency exchange rates.

              "Existing Indebtedness" means Indebtedness of the Corporation and its Subsidiaries outstanding on the Issue Date.

              "Existing Notes" means, collectively, the Corporation's 13% Senior Discount Notes due 2005 (the "2005 Notes"), the Corporation's 12.75% Senior Discount Notes due 2006 (the "2006 Notes"), the Corporation's 13.75% Senior Notes due 2007 (the "2007 Notes") and the Corporations 10 5/8% Senior Discount Notes due 2008 (the "2008 Notes").

              "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors.

              "Fiber Network" means a digital fiber optic telecommunications network wholly owned by the Corporation that serves a Metropolitan Area.

              "Financial Advisor" means a nationally recognized investment banking firm.

              "14.75% Preferred Stock" means the Corporation's 14.75% Redeemable Preferred Stock due 2008.

              "GAAP" means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in


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such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of this Certificate of Designation shall utilize GAAP as in effect on the Issue Date.

              "Goldman Facility" means the First Amended and Restated Credit Agreement dated as of September 19, 2000 among the Corporation and e.spire Finance Corporation, as Borrowers, the Lenders listed therein, as Lenders, Goldman Sachs Credit Partners, L.P., as sole lead arranger and syndication agent, The Bank of New York, as administrative agent, First Union National Bank, as documentation agent and Newcourt Commercial Finance Corporation, as collateral agent.

              "Guarantee" means any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing).

              "Holder" means the record holder of one or more shares of Exchangeable Preferred Stock, as shown on the books and records of the Transfer Agent.

              "Huff" means The Huff Alternative Income Fund, L.P.

              "Huff Purchase Agreement" means the Purchase Agreement dated September 19, 2000 between the Corporation and Huff. Capitalized terms in this Certificate of Designation not otherwise defined herein shall be defined as set forth in the Huff Purchase Agreement.

              "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligations of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with acquisition of property, assets or businesses, excluding trade accounts payable made in the ordinary course of business, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issues for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 60 days overdue or which are being contested in good faith), (v) any Capital Lease Obligation of such Person,
(vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person and, to the extent held by other Persons, the maximum fixed redemption or repurchase price of Disqualified Stock of such Person's Restricted Subsidiaries, at the time of


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determination, (vii) the notional amount of any Interest Hedging Obligations or
Exchange Rate Obligations of such Person at the time of determination, (viii) any Attributable Indebtedness with respect to any Sale and Leaseback Transaction to which such Person is a party and (ix) any obligation of the type referred to in clauses (i) through (viii) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligor, Guarantor or otherwise. For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Certificate of Designation; provided that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any Guarantees at such date; provided that for purposes of calculating the amount of any Indebtedness issued prior to the Issue Date with an original issue discount ("Discounted Indebtedness") outstanding at any date, the amount of such Discounted Indebtedness shall be the Accreted Value (as defined in the relevant indenture) thereof as of such date unless cash interest has commenced to accrue pursuant to the relevant indenture, in which case the amount of the Discounted Indebtedness outstanding will be determined pursuant to the relevant indenture and will not include any accrued and unpaid cash interest which would otherwise be included in Accreted Value because of clause (iii) of the definition thereof in the relevant indenture.

              "Independent Financial Advisor" means, as of any date of determination, a Financial Advisor that has not been retained by the Corporation, other than to perform an equity valuation, within the preceding twelve months of such date of determination. The Independent Financial Advisor may be compensated and indemnified by the Corporation as may be customary for opinions or services it provides as an Independent Financial Advisor.

              "Initial Shares" means the shares of Exchangeable Preferred Stock issued by the Corporation on the Issue Date.

              "Interest Hedging Obligation" means, with respect to any Person, an obligation of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in interest rates.

              "Investment" in any Person means any direct, indirect or contingent (i) advance or loan to, Guarantee of any Indebtedness of, extension of credit or capital contribution to such Person, (ii) the acquisition of any shares of Capital Stock, bonds, notes, debentures or other securities of such Person, or (iii) the acquisition, by


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purchase or otherwise, of all or substantially all of the business, assets or stock or other evidence of beneficial ownership of such Person; provided that the Investments shall exclude commercially reasonable extensions of trade credit. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such investment repaid to such person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property other than cash, such property shall be valued at its Fair Market Value at the time of such transfer.

              "Issue Date" means the date of initial issuance of the Exchangeable Preferred Stock.

              "Junior Stock" has the meaning set forth in Section 2 below.

              "Lien" means, with respect to any property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or title retention agreement having substantially the same economic effect as any of the foregoing).

              "Liquidation Preference" has the meaning set forth in Section 4 below.

              "Metropolitan Area" means the metropolitan areas in which the Corporation, as of the Issue Date, has a Fiber Network and other metropolitan areas deemed in the reasonable business judgment of the management of the Corporation to provide an opportunity for the building and operation of such a Fiber Network with the reasonable potential to produce financial results for the Corporation at least substantially comparable to the metropolitan areas in which the Corporation has such operational Fiber Networks.

              "Parent" means, with respect to any corporation or other entity, an entity that, directly or indirectly, owns, at the time, a majority of the voting interest of such corporation or other entity.

              "Parity Stock" has the meaning set forth in Section 2 below.

              "Permitted Liens" means (i) Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with the Corporation or any Subsidiary of the Corporation, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Corporation or any of its Subsidiaries other than the property or assets


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subject to such Liens prior to such merger or consolidation; (ii) Liens on
Telecommunications Related Assets existing during the time of the construction thereof; (iii) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business consistent with industry practice; (iv) Liens existing as of the Issue Date; (v) Liens to secure borrowings permitted under
Section 8(a)(ii)(A) hereof (including any such liens arising in connection with a Secured Credit Facility); (vi) any Lien on property of the Corporation in favor of the United States of America or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute; (vii) any Lien for taxes or assessments or other governmental charges or levies not then due and payable or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP); (viii) easements, rights-of-way, licenses and other similar restrictions on the issue of properties or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business or the Corporation or its Subsidiaries; (ix) any Lien to secure obligations under workmen's compensation laws or similar legislation, including any Lien with respect to judgments that are not currently dischargeable; (x) any statutory warehousemen's, materialmen's or other similar Liens for sums not then due and payable (or which, if due and payable are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP): (xi) any interest or title of a lessor in property subject to a Capital Lease Obligation;
(xii) Liens to secure any Vendor Debt; provided that such Liens do not extend to any property or assets other than the property or assets the acquisition of which was financed by such Indebtedness; (xiii) Liens in favor of the Corporation or any Restricted Subsidiary; (xiv) Liens on property or assets of a Person existing prior to the time such Person is acquired by the Corporation as a result of (a) Investments by the Corporation or a Restricted Subsidiary in or in respect of a Person to the extent the consideration for such Investment consists of shares of Qualified Stock of the Corporation or (b) Investments in certain joint venture entities, provided that such Liens were in existence prior to the contemplation of such Investment and do not secure any property or assets of the Corporation or any of its Subsidiaries other than the property or assets subject to such Liens prior to such Investment; (xv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xvi) Liens on the escrow account for the 2007 Notes and all funds and securities therein securing only the 2007 Notes equally and ratably; and (xvii) Liens to secure any permitted extension, renewal refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (i) through (v) and (xii), provided that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased.


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              "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

              "Preferred Stock" means, with respect to any person, Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

              "Pro Forma EBITDA" means, for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with GAAP consistently applied, after giving effect to the following: (i) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA for such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Form EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and (ii) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to such Asset Sale or the acquisition of such Person or business, as the case may be, as if such acquisition had been completed as of the beginning of such period, and (iii) if, during or after such period, such Person or any of its Subsidiaries incurs any Indebtedness (including without limitation, any Acquired Indebtedness) or issues any Disqualified Stock, Pro Forma EBITDA shall be computed so as to give pro forma effect (including pro forma application of the proceeds therefrom) thereto as if such Indebtedness or Disqualified Stock had been incurred as of the beginning of such period.

              "Purchase Agreements" means the Purchase Agreement dated September 19, 2000 between the Corporation and Huff, the Purchase Agreement dated September 19, 2000 among the Corporation, Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P. and TRV Executive Fund L.P. (collectively, "Greenwich"), and the Purchase Agreement dated September 19, 2000 between the Corporation and The Honeywell International Inc. Master Retirement Trust ("Honeywell").

              "Purchase Agreement Preferred" has the meaning set forth in
Section 2 below.

              "Qualified Stock" of any Person means a class of Capital Stock other than Disqualified Stock.


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


              "Refinancing Indebtedness" means Indebtedness issued in exchange for, or the proceeds of which are used to refinance, repurchase, replace, refund or defease other Indebtedness.

              "Restricted Subsidiary" means any Subsidiary of the Corporation that has not been classified as an "Unrestricted Subsidiary".

              "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

              "Secured Credit Facility" means the Goldman Facility as in effect on the Issue Date, and additional secured credit agreements to which the Corporation is or becomes a party (in an aggregate amount not to exceed $35.0 million), and all related amendments, notes, collateral documents, guarantees, instruments and other agreement executed in connection therewith, as the same may be amended, modified, supplemented, restated, renewed, extended, refinanced, substituted or replaced from time to time.

              "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

              "Senior Stock" has the meaning set forth in Section 2 below.

              "Series A Stock" has the meaning set forth in Section 2 below.

              "Stated Value" has the meaning set forth above.

              "Stockholder Approval" has the meaning therefor set forth in the Purchase Agreements.

              "Subsidiary" means, with respect to any Person, (i) any corporation more than 50% of the outstanding shares of Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person, (ii) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interests in which are owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person and (iii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner.

              "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communication-related network equipment, software and other devices for use in
(i) above or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those specified in (i) or (ii) above.

              "Telecommunications Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.


              "Transfer Agent" means the entity designated from time to time by the Corporation to act as the registrar and transfer agent for the Exchangeable Preferred Stock.

              "12.75% Preferred Stock" has the meaning set forth in Section 2 below.

              "Unrestricted Subsidiary" means any Subsidiary of the Corporation that the Corporation has classified as an "Unrestricted Subsidiary" and that has not been reclassified as a Restricted Subsidiary, pursuant to the terms of each of the indentures governing the Existing Notes.

              "Vendor Debt" means any purchase money Indebtedness of the Corporation or any Subsidiary incurred in connection with the acquisition of Telecommunications Related Assets.

              "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.


              2.     Ranking

              The Exchangeable Preferred Stock shall, with respect to dividend rights and rights on the liquidation, winding-up and dissolution of the Corporation (as provided in Sections 3 and 4 below), rank (i) except as set forth below in Section 8(e), senior to all classes of common stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors other than the Parity Stock and the Senior Stock (collectively referred to as "Junior Stock"), (ii) except as set forth below in
Section 8(e), on a parity with the Series A and Series B 12.75% Junior Redeemable Preferred Stock (the "12.75% Preferred Stock"), the Series A Convertible Preferred Stock (the "Series A Stock"), any Committed Preferred and/or other preferred stock (other than the Exchangeable Preferred Stock) included in Junior Securities or Purchaser Junior Securities sold pursuant to the Purchase Agreements (collectively, the "Purchase Agreement Preferred"), and each other class of Capital Stock or series of

Preferred Stock established hereafter by the Board of Directors with the consent of Huff, the terms of which expressly provide that such class or series ranks on a parity with the Exchangeable Preferred Stock as to dividend rights and rights on the liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Parity Stock") and (iii) junior to the 14.75% Redeemable Preferred Stock (the "14.75% Preferred Stock") and any future class of Preferred Stock established hereafter by the Board of Directors with the consent of Huff, the terms of which expressly provide that such class ranks senior to the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as the "Senior Stock").

              3.     Dividends

              (a) Beginning on the date of issuance of any shares of Exchangeable Preferred Stock, the Holders of such shares of Exchangeable Preferred Stock shall be entitled to receive prior and in preference to (except as set forth below in Section 8(e)) declaration or payment of any dividend or distribution to the holders of any Junior Stock, dividends which shall accrue cumulatively on each share of Exchangeable Preferred Stock at the rate and in the manner prescribed in this Section 3 from and including the date of issuance of such shares of Exchangeable Preferred Stock through the earliest of (i) the date on which the exchange of such shares of Exchangeable Preferred Stock is effected or (ii) the date on which the Liquidation Preference in respect of the shares of Exchangeable Preferred Stock is paid to the Holder of such shares in connection with the liquidation of the Corporation. The date on which the Corporation initially issues any share of Exchangeable Preferred Stock shall be deemed to be its "date of issuance" regardless of the number of times a transfer of such share of Exchangeable Preferred Stock is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Exchangeable Preferred Stock.

              (b) Dividends shall accrue on a daily basis from the date of issue on each share of Exchangeable Preferred Stock at a rate per annum (computed on the basis of a 360-day year of twelve 30-day months), compounded quarterly (on each March 31, June 30, September 30 and December 31), of 30.0% of the Stated Value thereof plus 30.0% of the amount of the accrued but unpaid dividends thereon. Without limiting the provisions of Sections 4 and 5 below, such dividends shall be paid in Exchangeable Preferred Stock.

              (c) Dividends on the Exchangeable Preferred Stock shall accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. The Corporation shall take all actions required or permitted under the DGCL to permit the payment of dividends on the Exchangeable Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

              (d) Without limiting the provisions of Sections 4 and 5 below, nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Exchangeable Preferred Stock at any time.

              (e) Without limiting the provisions of Sections 4 and 5 below, no dividend whatsoever (other than dividends payable in shares of Exchangeable Preferred Stock) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Exchangeable Preferred Stock unless all dividends on all outstanding shares of Senior Stock for all preceding dividend periods in respect of such Senior Stock have been declared and paid, or declared and a sufficient sum set apart for the payment thereof.

              4      Liquidation Preference

              Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, each Holder of shares of the Exchangeable Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after payment to the holders of any then outstanding Senior Stock (including, without limitation, the 14.75% Preferred Stock), but before any distribution is made on any Junior Stock (including, without limitation, Common Stock), an amount (such amount the "Liquidation Preference") equal to the greater of (i) the Stated Value per share of Exchangeable Preferred Stock held by such Holder plus, to the extent permitted by law, an amount in cash equal to all accrued and unpaid dividends thereon (including accrued but unpaid dividends on such dividends) through the date fixed for liquidation, dissolution or winding-up (the amount described in this clause (i), the "Accreted Amount") and (ii) the liquidation value attributable to the shares of Common Stock into which such shares of Exchangeable Preferred Stock would then be exchangeable under the provisions of
Section 5 below. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation available for distribution to its stockholders, after payment of all amounts required to be paid to the holders of any then outstanding Senior Stock, are not sufficient to pay in full all amounts payable to the holders of outstanding shares of Exchangeable Preferred Stock and all other Parity Stock (including, without limitation, the Series A Stock), the Holders of the Exchangeable Preferred Stock and the Parity Stock shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference and accrued and unpaid dividends to which each is entitled. After payment of the full amount of the Liquidation Preference, the Holders of the Exchangeable Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation. However, neither any sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger with or into one or more other entities, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of the Corporation.

              5      Exchange.

              (a) Subject to the terms and conditions set forth herein, at any time from and after the Corporation's receipt of Stockholder Approval, the Exchangeable Preferred Stock shall be exchangeable, at the option of the Corporation, at any closing of the purchase and sale of Junior Securities or Purchaser Junior Securities under the Purchase Agreements or at a closing held at any other time (each closing at which an exchange hereunder occurs, a "Closing") into Purchaser Junior Securities (excluding, however, Purchaser Junior Securities consisting of Indebtedness), with the Holders of the Exchangeable Preferred Stock to receive in respect of such exchange the amount of Purchaser Junior Securities which the Accreted Amount applicable to such shares of Exchangeable Preferred Stock on the date of the Closing (including accrued but unpaid dividends) would purchase under the Purchase Agreements at the Junior Securities Purchase Price of such Purchaser Junior Securities on the date of the Closing. Such right of exchange shall be exercised by the Corporation as to all (and, unless consented to in writing by any Holder with respect to shares of Exchangeable Preferred Stock thereof, not less than all) of the outstanding shares of Exchangeable Preferred Stock by giving written notice (the "Exchange Notice") to all Holders that the Corporation is exercising its rights under this Section 5, and setting forth the date of the applicable Closing and a reasonably detailed description of the Junior Securities or Purchaser Junior Securities (if any) to be purchased and sold under a Purchase Agreement or to third parties at the Closing. The Exchange Notice shall be given as far reasonably in advance of the date of the applicable Closing as is practical (and in any event no later than 15 Business Days prior to the date of such Closing). Notwithstanding anything to the contrary contained in this Certificate of Designation, (i) the Exchangeable Preferred Stock shall be exchangeable into such Purchaser Junior Securities (or combination of Purchaser Junior Securities) as may be specified in writing by Huff in its sole discretion, but excluding Purchaser Junior Securities consisting of Indebtedness; provided, however, that all Holders exchanging Exchangeable Preferred Stock at such Closing shall receive the same Purchaser Junior Securities (or combination of Purchaser Junior Securities) as are received by Huff at such Closing; and (ii) the Purchaser Junior Securities received upon such exchange shall be deemed for all purposes to be Purchaser Junior Securities under the Purchase Agreements, the Holders receiving Purchaser Junior Securities hereunder shall be entitled to the benefit of all representations, warranties, agreements, covenants, terms and conditions set forth in the Purchase Agreements (so that, without limitation, the Corporation's right of exchange hereunder shall be conditioned upon satisfaction of the conditions set forth in the Purchase Agreements), and the Holders receiving Purchaser Junior Securities hereunder shall be entitled to receive in respect of such Purchaser Junior Securities such Registration Rights Agreement(s) and other Transaction Documents as may be reasonably specified by Huff and reasonably acceptable to Greenwich.

              (b) At the applicable Closing, each Holder of shares of Exchangeable Preferred Stock receiving Purchaser Junior Securities at such Closing shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), at the office of the Transfer Agent at any time during its usual business hours in the manner designated in the Exchange Notice, together with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for (or other instruments representing) Purchaser Junior Securities shall be issued.

              (c) Promptly after the receipt by the Corporation of the surrendered certificate or certificates for the shares of Exchangeable Preferred Stock being exchanged, the Corporation shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names as such Holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock or Preferred Stock (or other instruments representing Purchaser Junior Securities other than Common Stock or Preferred Stock) issuable upon exchange of such shares of Exchangeable Preferred Stock. With respect to such exchange of Exchangeable Preferred Stock, to the extent permitted by law, such exchange shall be deemed to have been effected on and the applicable Liquidation Preference and Junior Securities Purchase Price shall be determined on the date of the applicable Closing, and at such time the rights of the Holder of such share or shares of shall cease and, the person or persons in whose name or names any certificate or certificates (or other instruments) representing Purchaser Junior Securities shall be issuable upon such exchange shall be deemed to have become the holder or holders of record of the Purchaser Junior Securities represented thereby.

              In the event that, in connection with an exchange hereunder, less than all of the shares represented by any surrendered certificate or certificates are exchanged for Purchaser Junior Securities in accordance with the provisions of this Certificate of Designation, a new certificate representing the shares of Exchangeable Preferred Stock not so exchanged shall be issued in the name or names of the persons designated by the Holder to receive such shares, subject to compliance with applicable laws to the extent such designation shall involve a transfer.

              No fractional shares of Common Stock or Preferred Stock shall be issued upon exchange of the Exchangeable Preferred Stock and the number of shares to be issued shall be rounded to the nearest whole share. If any fractional interest in a share would, except for the provisions of the first sentence of this paragraph, be delivered upon any such exchange, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the Holder surrendering the Exchangeable Preferred Stock for exchange an amount in cash equal to the Accreted Amount applicable of such fractional interest.

              Without limiting any other provision of this Certificate of Designation or the Purchase Agreement, no shares of Exchangeable Preferred Stock may be exchanged unless, prior to such exchange, (i) any applicable Hart-Scott-Rodino Act waiting period shall have expired; (ii) any consent, approval, authorization or order of the United States Federal Communications Commission necessary to allow such exchange shall have been obtained; and (iii) any consent, approval, authorization or order of any U.S. state telecommunications regulatory authority or commission necessary to allow such exchange shall have been obtained, except where the absence of such state telecommunications regulatory authority or commission consent, approval, authorization or order would not have a material adverse affect on the Corporation.

              6      [Intentionally omitted]

              7      Voting Rights; Amendment; Waiver

              (a) The Holders of record of shares of the Exchangeable Preferred Stock, except as otherwise required under Delaware law or as set forth in this Certificate of Designation (including without limitation in Sections 7(b), (c) and (d) below), shall not be entitled or permitted to vote on any matter required or permitted to be voted on by the stockholders of the Corporation.

              (b) Huff may (i) waive compliance by the Corporation with any provisions of this Certificate of Designation; and/or (ii) waive any default by the Corporation of its obligations set forth in Section 8 hereunder; provided that no such waiver may be granted without the consent of each Holder of the then outstanding shares of Exchangeable Preferred Stock affected thereby if such waiver adversely affects (i) any provision of Section 5 hereof; (ii) the Liquidation Preference; (iii) the dividend rates hereunder or the form or timing of the payment of dividends hereunder for the Exchangeable Preferred Stock; or
(iv) the voting rights of the Exchangeable Preferred Stock, including, without limitation, under this Section 7(b).

              (c) The Corporation may not, without the consent of Huff, (i) modify or amend any obligation or covenant of the Corporation hereunder; (ii) authorize, create (by reclassification or otherwise) or issue any Senior Stock (other than shares of 14.75% Preferred Stock outstanding on the Issue Date and additional shares of 14.75% Preferred Stock issuable as dividends on shares of 14.75% Preferred Stock, including any Additional Dividends (as defined in the certificate of designation with respect to the 14.75% Preferred Stock)) or Parity Stock (other than (A) shares of Series A Stock outstanding on the Issue Date and Exchangeable Preferred Stock outstanding on the Issue Date or which may be issued thereafter, additional shares of Series A Stock or Exchangeable Preferred Stock issuable as dividends thereon, and any Parity Stock for which any of the shares of Exchangeable Preferred Stock may be exchanged; (B) shares of 12.75% Preferred Stock outstanding on the Issue Date and additional shares of 12.75% Preferred Stock issuable as dividends on shares of 12.75% Preferred Stock, including any Additional Dividends (as defined in the certificate of designation with respect to the 12.75% Preferred Stock); and (C) shares of Purchase Agreement Preferred outstanding on the Issue Date or which may be issued thereafter and any additional shares of Purchase Agreement Preferred issuable as dividends thereon) or any security convertible into, exchangeable for or evidencing the right to purchase any Senior Stock or Parity Stock; (iii) hold any meeting of its stockholders or circulate or provide to its stockholders (or participate or assist in the circulation or provision of) any consent of its stockholders, which meeting of stockholders or consent is being held or circulated or provided for the purpose of considering the approval of a merger or consolidation to which the Corporation is a party, the sale, lease or exchange of all or substantially all of the Corporation's property and assets, or the dissolution of the Corporation, or any transactions similar to any of the foregoing (any of the foregoing a "Corporate Transaction"), if such meeting would be held or such consent would be so circulated or provided on a date on or to prior six months after any Closing at which an exchange of Exchangeable Preferred Stock occurs hereunder or, if there is no such Closing, on or prior to six months after the Issue Date; (iv) without limiting any other rights of the Holders of Exchangeable Preferred Stock hereunder, engage in any Corporate Transaction (other than the merger of any wholly-owned Subsidiary of the Corporation into the Corporation not resulting in any change to the outstanding shares of Capital Stock or capital structure of the Corporation) unless the Exchangeable Preferred Stock has been exchanged pursuant to the terms thereof prior to the record date for the determination of the stockholders of record for any meeting relating to such Corporate Transaction or the circulation of any consent relating thereto; or (v) amend or otherwise alter or modify its by-laws or its Certificate of Incorporation or this Certificate of Designation so as to affect adversely the powers, rights or privileges of the Holders of the Exchangeable Preferred Stock or reduce the time for any notice to which such Holders may be entitled, including without limitation any such amendment, modification or alteration of its bylaws, Certificate of Incorporation or this Certificate of Designation in connection with or as a result of any merger or consolidation of the Corporation; provided that no such modification, amendment, alteration or other change pursuant to the preceding clauses (i) and (v) of this
Section 7(c) may be made without the consent of each Holder of the then outstanding shares of Exchangeable Preferred Stock affected thereby if it would adversely affect (A) the provisions of Section 5(a) hereof; (C) the Liquidation Preference or the Accreted Amount; (D) the dividend rates hereunder or the form or timing of the payment of dividends hereunder for the Exchangeable Preferred Stock; or (E) the voting rights of the Exchangeable Preferred Stock, including, without limitation, under this Section 7. Any amendment or modification to this Certificate of Designation which is favorable to Huff and does not treat all Holders uniformly shall apply equally to such other Holders.

              (d) In any case in which the Holders of Exchangeable Preferred Stock shall be entitled to vote, give a consent, make a determination or take any similar action under this Certificate of Designation or pursuant to Delaware law, each Holder of

Exchangeable Preferred Stock entitled to vote with respect to each such matter shall be entitled to one vote for each share of Exchangeable Preferred Stock held. For all purposes of voting, giving a consent, making a determination or taking any similar actions are aforesaid, shares of Exchangeable Preferred Stock held by the Corporation or any of its Subsidiaries shall not be deemed outstanding or entitled to vote.

              (e) The Corporation in its sole discretion may, without the vote or consent of any Holders of the Exchangeable Preferred Stock, amend or supplement this Certificate of Designation:

                     (i) to provide for uncertificated Exchangeable Preferred Stock in addition to or in place of certificated Exchangeable Preferred Stock; or

                     (ii) to make any change that would provide any additional rights or benefits to the Holders of the Exchangeable Preferred Stock.

              8      Certain Covenants

              (a) Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock.

                     (i) The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, for the payment of (collectively, "incur" and correctively, "incurred" and "incurrence") any Indebtedness (including, without limitation, Acquired Indebtedness) and shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of Subsidiary Preferred Stock; provided that the Corporation may incur Indebtedness (including, without limitation, Acquired Indebtedness) or issue shares of Disqualified Stock or Subsidiary Preferred Stock if the Corporation's Consolidated Leverage Ratio as of the last day of the Corporation's most recently ended fiscal quarter for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, or such Disqualified Stock or Subsidiary Preferred Stock is issued, as the case may be, would have been greater than zero and less than 5.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Subsidiary Preferred Stock had been issued, as the case may be, at the beginning of such fiscal quarter.

                     (ii) The provisions of Section 8(a)(i) shall not apply to:

                            (A)    the incurrence of Indebtedness by the
                     Corporation or any Subsidiary pursuant to Credit Agreement(s); provided that the aggregate principal amount of Indebtedness under such Credit Agreement(s) at any one time outstanding under this clause (A) does not exceed $200.0 million for the Corporation and all of its Subsidiaries combined;

                            (B) Existing Indebtedness (including all amounts that accrue thereon);

                            (C)    the incurrence of Vendor Debt by the
                     Corporation or any Subsidiary; provided that the aggregate principal amount of such Vendor Debt does not exceed 80% of the purchase price or cost of the construction, acquisition or improvement of the applicable Telecommunications Related Assets financed therewith (or 100% of the total cost of the Telecommunications Related Assets financed therewith if such Vendor Debt was extended for the purchase of tangible physical assets and was so financed by the vendor thereof or an affiliate of such vendor);

                            (D) the incurrence by the Corporation or any of its Restricted Subsidiaries of Refinancing Indebtedness with respect to Indebtedness permitted pursuant to clause
                     (B) and (C) of this paragraph;

                            (E)    the incurrence of Indebtedness by the
                     Corporation not to exceed, at any one time outstanding, 2.0 times the sum of (1) the net cash proceeds received by the Corporation from the issuance and sale of the Exchangeable Preferred Stock and the issuance and sale of any other class or series of its Capital Stock (other than Disqualified Stock) from and after the initial date of issuance of the 12.75% Preferred Stock plus (2) the fair market value at the time of issuance of Capital Stock (other than Disqualified Stock) issued in connection with any acquisition of a Telecommunications Corporation, in each case to a Person other than a Subsidiary of the Corporation; and

                            (F)    the incurrence by the Corporation of
                     Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $100.0 million;

                     (iii) If an item of Indebtedness is permitted to be incurred or an item of Disqualified Stock or Subsidiary Preferred Stock is permitted to be issued on the basis of one or more of clauses (A) through (F) of Section

                     8(a)(ii) above, or is permitted to be incurred on the basis of Section 8(a)(i) above, then the Corporation shall, in its sole discretion, classify such item in any manner that complies with Section 8(a) and such item shall be treated as having been incurred pursuant to only one of such clauses of Section 8(a)(ii) or pursuant to Section 8(a)(i). Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or shares of Capital Stock shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 8(a).

                     (iv) For purposes of this Section 8(a), in the event that the Corporation proposes to incur Indebtedness pursuant to Section 8(a)(ii)(E) hereof, the Corporation shall, simultaneously with the incurrence of such Indebtedness, deliver to the Transfer Agent a resolution of the Board of Directors set forth in an Officer's Certificate stating that the sale or sales of Capital Stock forming the basis for the incurrence of such Indebtedness (i) constitutes an investment in the Corporation and (ii) has not been made for the purpose of circumventing Section 8(a) hereof. In the event that the Corporation rescinds, reverses or unwinds such sale of Capital Stock or otherwise returns or refunds all or any portion of the net cash proceeds of such sale of Capital Stock (whether by dividend, distribution or otherwise) within 270 days of the date of the incurrence of such Indebtedness, such Indebtedness shall be deemed to be incurred on the date of, and immediately after giving effect to, such rescission, reversal, unwinding, return or refund.

              (b)    [Intentionally omitted]

              (c) Dividend and Other Payment Restrictions Affecting Subsidiaries. The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

                     (i) (x) pay dividends or make any other distributions to the Corporation or any of its Restricted Subsidiaries on its Capital Stock or (y) pay any Indebtedness owed to the Corporation or any of its Restricted Subsidiaries;

                     (ii) make loans or advances to the Corporation or any of its Restricted Subsidiaries;

                     (iii) transfer any of its properties or assets to the Corporation or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

                            (1) Existing Indebtedness as in effect on the Issue Date;

                            (2) any Credit Agreement creating or evidencing Indebtedness permitted by Section 8(a)(ii)(A) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof;

                            (3) any encumbrance or restriction pursuant to an agreement relating to an acquisition of assets or property, so long as the encumbrances or restrictions in any agreement relate solely to the assets of property so acquired;

                            (4) this Certificate of Designation or the Exchangeable Preferred Stock;

                            (5)    applicable law;

                            (6) customary provisions restricting subletting or assignment of any lease of the Corporation or any Restricted Subsidiary;

                            (7) customary provisions in certain agreements that restrict the assignment of such agreement or any rights thereunder;

                            (8) purchase money obligations or Vendor Debt for property acquired in the ordinary course of business that impose restrictions of the nature described in Section 8(c)(iii) on the property so acquired;

                            (9) any encumbrance or restriction relating to any Indebtedness of any Restricted Subsidiary existing on the date on which such Restricted Subsidiary is acquired by the Corporation or any Restricted Subsidiary (other than Indebtedness issued by such Restricted Subsidiary in connection with or in anticipation of its acquisition);

                            (10) any temporary encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

                            (11)   any restriction on the sale or other
              disposition of assets or property securing Indebtedness as a result of a Permitted Lien on such assets or property; and

                            (12) Refinancing Indebtedness; provided that such encumbrances or restrictions are not materially more restrictive than those


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              contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

              (d)    Reports. Whether or not the Corporation is subject to
Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Corporation shall file with the Commission the annual reports, quarterly reports and other documents which the Corporation would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Corporation were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Corporation would have been required to file them. The Corporation shall also (whether or not it is required to file reports with the Commission), within 30 days of each Required Filing Date, (1) transmit by mail to all Holders of the Exchangeable Preferred Stock, as their names and addresses appear on the records of the Transfer Agent and to any Persons that request such reports in writing, without cost to such holders or Persons, and (ii) file with the Transfer Agent copies of the annual reports, quarterly reports and other documents (without exhibits) which the Corporation has filed or would have filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, any successor provisions thereto or this covenant. The Corporation shall not be required to file any report or other information with the Commission if the Commission does not permit such filing.

              (e) Negative Covenant. The Corporation shall not declare, pay or set aside for payment any dividends on any Junior Stock or Parity Stock (other than dividends on Junior Stock consisting of Junior Stock and dividends on Parity Stock consisting of Parity Stock or Junior Stock) or purchase or redeem any shares of Junior Stock or Parity Stock (other than mandatory redemption pursuant to the certificate of designation of the 12.75% Preferred Stock).

              9      Payment

              (a) All amounts payable in cash with respect to the Exchangeable Preferred Stock shall be payable in United States dollars at the office or agency of the Corporation maintained for such purpose within the City and State of New York or, at the option of the Corporation, payment of dividends (if any) may be made by check mailed to the Holders of the Exchangeable Preferred Stock at their respective addresses set forth in the register of Holders of Exchangeable Preferred Stock maintained by the Transfer Agent.

              (b) Any payment on the Exchangeable Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, provided that dividends shall continue to accrue until such next succeeding Business Day.

              (c) The Corporation will initially act as the "Transfer Agent" and the "Paying Agent." The Corporation may at any time terminate the appointment of any Paying Agent and appoint additional or other Paying Agents; provided that until the Exchangeable Preferred Stock has been delivered to the Corporation for cancellation, or moneys sufficient to pay the Liquidation Preference of the Exchangeable Preferred Stock plus, without duplication, accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) thereon shall have been made available for payment and either paid or returned to the Corporation as provided in this Certificate of Designation, the Corporation shall maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of shares of Exchangeable Preferred Stock for payment and exchange.

              (d) All moneys and shares of Exchangeable Preferred Stock deposited by the Corporation with any Paying Agent or held by the Corporation in trust for the payment of the Liquidation Preference and accumulated and unpaid dividends on the Exchangeable Preferred Stock, which moneys and shares remain unclaimed at the end of two years after such payment has become due and payable shall be repaid to the Corporation, and the Holder of the shares of Exchangeable Preferred Stock in respect of which such moneys and shares were so deposited or held in trust shall thereafter look only to Corporation for payment thereof.


              10     Reissuance of Shares of Exchangeable Preferred Stock

              Shares of Exchangeable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock of the Corporation, including the Exchangeable Preferred Stock, provided that any issuance or reissuance of such shares as Exchangeable Preferred Stock must be in compliance with the terms thereof.

              11     Headings of Subdivisions

              The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

              12     Severability of Provisions

              If any powers, preferences and relative, participating, optional and other special rights of the Exchangeable Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Exchangeable Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Exchangeable Preferred Stock and the qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Exchangeable Preferred Stock and the qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Exchangeable Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

              Executed at ___________________________ on the nineteenth day of September, 2000.


                                              ----------------------------------
                                              George F. Schmitt
                                              Acting Chief Executive Officer and
                                              Chairman

Attest:
        -------------------------------
        Juliette Pryor
        Secretary










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